Exhibit 99.1

Marchex Authorizes 3 Million Share Stock Repurchase Program and Initiates Quarterly Cash Dividend

SEATTLE, WA – November 15, 2006–Marchex, Inc. (NASDAQ: MCHX, MCHXP) today announced that its Board of Directors has authorized the repurchase of up to 3 million shares of the company’s Class B common stock as well as the initiation of a quarterly cash dividend for holders of the company’s Class A common stock and Class B common stock.

Share Repurchase Program:

The share repurchase program authorizes the purchase of up to 3 million shares of the company’s Class B common stock through open market and privately negotiated transactions, at times and in such amounts as the company deems appropriate. No shares will be knowingly purchased from company insiders or their affiliates. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, capital availability, and other market conditions. This stock repurchase program does not have an expiration date and may be limited or terminated at any time without prior notice.

Quarterly Cash Dividend:

Marchex’s quarterly cash dividend will be initiated at $0.02 per share of Class A common stock and Class B common stock and is payable on February 15, 2007 to shareholders of record as of the close of business on February 2, 2007. The aggregate quarterly dividend is currently estimated at approximately $830,000. The indicated annual cash dividend, subject to capital availability, is $0.08 per common share or approximately $3.3 million.

About Marchex, Inc.

Marchex (www.marchex.com) is a technology driven search and media company focused on vertical and local online traffic. Specifically, the company is focused on search marketing, local search, and direct navigation. Marchex’s platform of integrated performance-based advertising and search marketing services enables merchants to efficiently market and sell their products and services across multiple online distribution channels, including search engines, product shopping engines, directories and selected Web sites.

Safe Harbor Statement

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, certain statements and expectations regarding the asset acquisition, projected costs, prospects, plans and objectives of management are forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. There are a number of important factors that could cause Marchex’s actual results to differ materially from those indicated by such forward-looking statements which are described in the “Risk Factors” section of our most recent periodic report and registration statement filed with the SEC. We disclaim any intention or obligation to update any forward-looking statements.

For further information, contact:

Press:

Mark S. Peterson

VP of Public Relations

Marchex, Inc.

206-331-3344

mark@marchex.com

Investor Relations:

Trevor Caldwell

VP of Investor Relations & Strategic Initiatives

206-331-3316

tcaldwell@marchex.com

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